UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2025

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Boyle Appointment

On July 1, 2025 (the “Effective Date”), Dana Boyle was appointed by the Board of Directors (the “Board”) of Liquidia Corporation, a Delaware corporation (the “Company”), as the Company’s Chief Accounting Officer.

Ms. Boyle, age 41, previously served as the Company’s Senior Vice President, Finance and Controller since January 2021. Prior to joining the Company, Ms. Boyle served as Controller of Aerami Therapeutics, Inc., a former private biotech company focused on the development of improved therapies for the treatment of severe respiratory diseases, including pulmonary arterial hypertension, from February 2019 to January 2021, and served as the Director of Financial Planning and Analysis at Aralez Pharmaceuticals Inc., a former specialty pharmaceutical company, from September 2017 to October 2018. Ms. Boyle began her career as an auditor at Deloitte & Touche LLP, holds a Bachelor of Science in accounting from Rutgers University and is a certified public accountant licensed in the state of New York.

In connection with the appointment, Ms. Boyle will receive an annual base salary of $425,000 and is eligible to receive a discretionary annual cash bonus of 50% of her annual base salary. In addition, Ms. Boyle was granted a number of restricted stock units (the “RSUs”) under the under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) equal to $300,000 divided by the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock as of the Effective Date. The RSUs (i) are subject to the terms of the Plan and the form of award agreement, and (ii) vest as follows: 25% of the grant will become vested on July 11, 2026 and the balance will become vested in equal quarterly installments over the following three years, subject to Ms. Boyle’s continuous employment with the Company on each such vesting date.

Ms. Boyle is eligible to receive certain severance benefits upon certain types of qualifying termination events pursuant to the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”). Upon an Involuntary Termination (as defined in the Severance Plan) outside of a Change in Control Period (which is the period beginning three months prior to the Change in Control (as defined in the Severance Plan) and ending twelve months after the Change in Control), she is eligible to receive the following severance: (a) all accrued obligations; (b) 12 months base salary paid over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll schedule; and (c) employer-portion of COBRA monthly premiums for a period of 12 months. Upon an Involuntary Termination that occurs within the Change in Control Period, she is eligible to receive the following severance: (a) all accrued obligations; (b) 12 months base salary and target annual incentive, paid no more than sixty days after the termination of employment; (c) 100% of the unvested portion of her outstanding equity shall become vested; and (d) a lump sum COBRA payment in an amount equal to the product of (i) the excess of COBRA monthly premium rate over her monthly premium rate multiplied by (ii) 12 months.

There are no family relationships between Ms. Boyle and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Boyle was not appointed pursuant to any arrangement or understanding between Ms. Boyle and any other person.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 1, 2025	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer and Chief Operating Officer